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                                                                  Exhibit 14(ii)



                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the references to our firm under the caption "Financial Statements" in the Combined Proxy Statement/Prospectus and to the use of our reports included in the Annual Report to Shareholders of Fountain Square Funds dated July 31, 1997 and included in the Prospectus of Fountain Square Government Cash Reserves Fund dated September 30, 1997 on the statements of assets and liabilities of the Fountain Square Funds as of July 31, 1997, including the portfolios of investments as of such date, and the related statements of operations, statements of changes in net assets and financial highlights for the periods indicated in the financial statements, incorporated by reference in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 (333-49491) of Fountain Square Funds.





/s/ Ernst & Young LLP
Cincinnati, Ohio


May 20, 1998